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                                  EXHIBIT 99.1
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                               CONFIDENTIAL DRAFT
                          FOR DISCUSSION PURPOSES ONLY
                          ----------------------------

CONTACT:      ROBERT L. MCCORMICK, JR. PRESIDENT & CEO

TELEPHONE:    (405) 372-2230
RELEASE DATE: April 1, 1997

                            SOUTHWEST BANCORP, INC.
              CONFIRMS EXPECTED DECLINE IN FIRST QUARTER EARNINGS


Southwest Bancorp, Inc. (NASDAQ:OKSB, OKSBP), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company, today confirmed its earlier statement that earnings for the first quarter of 1997 are expected to be significantly less than earnings of recent quarters. In the first quarter of 1997, the Company received information regarding recent events that may affect the borrower's ability to fully repay its commercial loan, which had a carrying amount of approximately $1.9 million. As a result of this event, and management's regular evaluation of the adequacy of the allowance relative to other loans in the portfolio, the Company expects to record a provision for loan losses of approximately $3 million in the first quarter of 1997. Quarterly provisions for loan losses during 1996 ranged from $675,000 to $875,000. Management expects that the allowance for loan losses at March 31, 1997 will be approximately $8.4 million, compared with an allowance of $7.1 million at December 31, 1996. The Company anticipates that it will record net income for the first quarter of 1997 of approximately $400,000, and that net income available to common shareholders will be negligible.

     The Company previously reported net income for the fourth quarter of 1996 of $2.0 million, and earnings per common share of $.44. Net income for the year ended December 31, 1996 was $7.6 million, or $1.59 per common share. At December 31, 1996, the Company had total assets of $829 million and total shareholder's equity of $65 million, and exceeded all regulatory capital requirements.

     Southwest Bancorp, Inc. is a publicly-owned company headquartered in Oklahoma. Its subsidiary, the Stillwater National Bank and Trust Company, operates seven offices located in Stillwater, Tulsa, Oklahoma City and Chickasha, Oklahoma.

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